Exhibit 99.1

QR Energy to Acquire $215 Million of Oil Properties

HOUSTON, TX—(Marketwire – November 1, 2012)—QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has signed a definitive agreement to acquire predominantly oil properties located in the Ark-La-Tex area from an undisclosed private seller for $215 million in cash, subject to customary purchase price adjustments. The transaction is expected to be financed with cash on hand and borrowings under its bank credit facility. The transaction is expected to close in the first half of December, subject to customary closing conditions.

Transaction Highlights

•	Expected to be immediately accretive to Distributable Cash Flow

•	Mature, legacy asset located in the largest oil field in the contiguous United States – the East Texas field; properties directly overlap existing QRE properties in East Texas

•	Current net production of approximately 1,400 Boed is 90% oil; more than 90% operated

•	Estimated total proved reserves of 10.7 MMBoe as of November 1, 2012 are 99% proved developed (76% proved developed producing) and 90% oil

•	Significant low-risk development opportunities (reactivations, artificial lift upgrades, recompletions, deepenings and waterflood potential)

•	Estimated maintenance capital expenditures of approximately $3 million per year (approximately 10% of annual Adjusted EBITDA of acquired properties)

•	Lengthy proved reserve life (R/P) of 20.9 years; low decline rate of 6-7% per year; 397 active wells

•	Significant percentage of acquired production hedged through 2017

Chief Executive Officer Alan L. Smith commented, “This is a world class oil field that is built for an MLP. The asset base is an excellent fit with our investment criteria of low decline, long reserve life properties with identified low-risk oil development for years to come. These properties literally overlap with our existing East Texas assets making this deal very complementary to our business.”

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 2 p.m. central time to discuss the transaction. Presentation slides will be posted to QR Energy’s Investor Relations website at http://ir.qrenergylp.com prior to the webcast and call.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the passcode 59585623.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 59585623.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (“SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.

Reserve Disclosures

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves prepared by Miller & Lents, Ltd. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Investor Contacts

Taylor B. Miele

Investor Relations Manager

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200